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                                                           Exhibit (A)(3)(a)(ii)


                       AMENDMENT TO DISTRIBUTION AGREEMENT


         This amendment made this 2nd day of July, 1991 to the Distribution Agreement between The Manufacturers Life Insurance Company of America ("Manulife America") on its own behalf and on behalf of Separate Account Four (the "Account") of Manulife America and ManEquity, Inc. ("ManEquity") dated August 11, 1987 (the "Agreement").

         Manulife America and ManEquity agree to amend the Agreement as follows:

         There shall be added to Section 8 of the Agreement, after the conclusion of clause (b) thereof, the following paragraph:

         "Manulife America shall have access to the books and records maintained by ManEquity pursuant to this Agreement and shall have the right to inspect, audit, and copy same."

         All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized officers as of the date first above-mentioned.


                                            THE MANUFACTURERS LIFE INSURANCE
Attest:                                     COMPANY OF AMERICA
______________________________              By: _______________________________

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                                            Its: ______________________________


Attest:                                     MANEQUITY, INC.
______________________________              By: _______________________________

                                            Its: ______________________________